EXHIBIT 99.1

uBid.com contact:
Anthony Priore
Chief Marketing Officer
773-272-5000
tpriore@ubid.com

FOR IMMEDIATE RELEASE:

uBid.com Holdings, Inc. Announces Addition to its Board of Directors

August 3, 2006, Chicago, Ill. - uBid.com Holdings, Inc. (OTCBB: UBHI), announced today that Paul Traub has been elected to the Company’s Board of Directors, increasing the size of the Board to three members.

Mr. Traub is a founding partner of Traub, Bonacquist & Fox, LLP, a New York based "boutique" firm, focusing on strategic asset acquisitions and disposition, insolvency and corporate restructuring, distressed financings, and litigation. He has served as lead counsel to creditors’ committees, debtors in complex Chapter 11 cases, and in transactional work in dozens of cases representing sellers, purchasers, and creditors of financially troubled companies throughout the United States and Canada. In addition, Mr. Traub is an advisor to Petters Group Worldwide, LLC a principal stockholder of uBid.com.

Stuart R. Romenesko, Chairman of the Board of Directors of uBid.com stated, “I’m pleased to welcome Paul to the uBid.com Board of Directors. He has vast experience acting as a mentor to numerous management teams and has been instrumental in helping other companies evaluate their strategic direction and implement their objectives. I believe Paul’s entrepreneurial spirit combined with his 30 years of legal training will be an invaluable asset in guiding the future of uBid.com.”

About uBid.com Holdings, Inc.
uBid.com Holdings, Inc. operates an online auction marketplace located at www.uBid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses through a trusted auction style and fixed price format. uBid.com provides consumers the opportunity to bid on or buy a wide variety of popular, brand name products at significant discounts. uBid.com's unique platform enables only certified suppliers and manufacturers a more efficient and economical channel for maximizing revenue of their surplus merchandise. Furthermore, uBid.com offers consumers a trusted buying environment, eliminating potential fraud by certifying all its merchants and processing 100% of all merchandise transactions between buyers and sellers. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI).

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